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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dividend Capital Total Realty Trust Inc.:

We consent to the use of our reports dated March 23, 2007, with respect to the consolidated balance sheets of Dividend Capital Total Realty Trust Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2006 and for the period from April 11, 2005 (inception) to December 31, 2005 and the related financial statement schedule, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                      KPMG LLP

Denver, Colorado
December 6, 2007

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Consent of Independent Registered Public Accounting Firm